Exhibit 99.1


                       Mercury Finance Company Announces
                     Discovery of Accounting Irregularities

          CHICAGO, Jan. 29 /PRNewswire/ -- Mercury Finance Company (NYSE:MFN) (the "Company") announced the discovery of accounting irregularities which caused an overstatement of the previously released earnings. According to John
N. Brincat, President and Chief Executive Officer, the accounting irregularities appear to be the result of unauthorized entries being made to the accounting records of the Company by the Principal Accounting Officer. Based on the findings and analysis to date, it appears that the previously reported net income for fiscal years 1993-1996 will be restated as follows:

                 Previously reported           As Restated

               Net Income   Net Income   Net Income   Net Income
               (millions)   Per Share    (millions)   Per Share
 1996            120.7          .70         56.7          .33

 1995             98.9          .57         76.9          .44

 1994             86.5          .49         83.0          .47
 1993             64.9          .37         64.2          .37

          As a result of the above adjustments, Shareholders' Equity as of December 31, 1996, would be reduced from $353 million to $263 million. The estimated restated amounts are the subject of ongoing analyses. The Company expects that its independent public accountants will complete the audit for the 1996 fiscal year by March 31, 1997.

          The analysis of these irregularities is being hampered by the disappearance of the Company's Principal Accounting Officer, who has been relieved of his duties. At the direction of the Board of Directors, a special committee of the Board is investigating these matters with the assistance of legal counsel and accounting experts retained by the special committee.

          As a result of overstatement of earnings, the Company is in violation of certain covenants in its debt agreements. The Company is in discussion with its lenders regarding its borrowing arrangements.

          The Company believes that its financial condition remains strong and will support the Company's continuing operations and plans for future growth.

SOURCE  Mercury Finance Company
Contact:  Analysts:  Joseph Kopec, or
          Media:  Jim Fitzpatrick, of The Dilenschneider Group,
                  312-553-0700